Exhibit 99.4

                             THIRD AMENDMENT TO THE
                   GENERAL INSTRUMENT CORPORATION SAVINGS PLAN


     The General Instrument Corporation Savings Plan, as amended and restated effective January 1, 1998 (the "Plan"), and as subsequently amended, is hereby amended as follows; effective as of the Effective Time (as defined in the Agreement and Plan of Merger by and Among Motorola, Inc., Lucerne Acquisition Corp. and General Instrument Corporation dated September 14, 1999 ("the Merger Agreement")):


                                       I.

     Subject to and conditioned upon the consummation of the transactions contemplated by the Merger Agreement, Section 2.11 of the Plan is amended to read as follows:

          2.11 "Company Stock" means (a) prior to February 2, 1998, the common stock of NextLevel Systems, Inc.; (b) on and after February 2, 1998 and prior to the Effective Time (as defined in the Agreement and Plan of Merger by and Among Motorola, Inc., Lucerne Acquisition Corp. and General Instrument Corporation dated September 14, 1999) (the "Effective Time"), the common stock of General Instrument Corporation, and (c) on and after the Effective Time, common stock of Motorola, Inc. which constitutes qualifying employer securities (as defined in Section 407(d)(5) of ERISA).


                                       II.

     Except as set forth herein, the Plan shall remain in full force and effect.



     Executed this 29th day of December, 1999.



                                   GENERAL INSTRUMENT CORPORATION




                                   By: /s/ Scott A. Crum
                                       --------------------------------
                                       Senior Vice President, Administration and
                                       Employee Resources